Exhibit 99.1

David L. Goebel Joins Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--December 16, 2008--Jack in the Box Inc. (NASDAQ: JACK) today announced the addition of David L. Goebel to the company’s board of directors, effective Dec. 16, 2008.

Goebel has 35 years of experience in the retail, food service and hospitality industries, including most recently serving as president and chief executive officer of Applebee's International, Inc., which operated nearly 2,000 restaurants in the United States and internationally. Goebel joined Applebee's in 2001 as senior vice president of franchise operations. He then held several positions of increasing responsibility, including executive vice president of operations, chief operating officer and president. He was promoted to chief executive officer in 2006 and held that position until the company was acquired by IHOP Corp. in November 2007.

Prior to joining Applebee's, Goebel was president of Summit Management, Inc., a consulting group he founded that specialized in executive development and strategic planning. Previously, Goebel was COO of Finest Foodservice, LLC, an area development franchise for Boston Market that he founded and co-owned. The company was responsible for developing 80 restaurants in the Midwest and Upper Midwest.

Goebel is currently a member of the U.S. Faculty of Mentors for Merryck & Co., a worldwide business mentoring firm that offers its services exclusively for CEOs by CEOs.

He holds a bachelor’s degree from the University of Notre Dame.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 450 restaurants in 41 states and the District of Columbia. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Brian Luscomb, 858-571-2291
DVP, Corporate Communications
brian.luscomb@jackinthebox.com